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                                     REGENT
                              --------------------
                              COMMUNICATIONS, Inc.




FOR IMMEDIATE RELEASE
---------------------

                           REGENT ANNOUNCES CLOSING OF
                        NEW $150,000,000 CREDIT FACILITY

COVINGTON, KY, JULY 1, 2003 - Regent Communications, Inc. (Nasdaq: RGCI) announced today that its wholly-owned subsidiary, Regent Broadcasting, Inc., has entered into a Credit Agreement with Fleet National Bank and a syndicate of seven additional banks which provides Regent with a term loan of $65,000,000 and a revolving credit facility of $85,000,000.

The bank syndicate has also committed to issue letters of credit for Regent's benefit of up to $35,000,000 in aggregate face amount, subject to the maximum revolving commitment amount then available. Fleet Securities served as lead arranger, US Bank served as syndication agent and Wachovia Bank was a co-documentation agent together with SunTrust Bank.

The term facility and a portion of the revolving facility will be used to pay amounts outstanding under the existing Fleet credit facility. The revolving facility is available for working capital and acquisitions, including related acquisition expenses. The new credit facility replaces Regent's existing credit facility with Fleet and matures on December 31, 2010.

The credit facility also provides Regent with the ability to enter into an incremental revolving loan facility with a maximum aggregate commitment amount of $100,000,000 available, subject to the terms of the Credit Agreement for a three-year period, which must mature at least six months after the maturity date of the primary facility. The indebtedness under the Credit Agreement is collateralized by liens on substantially all of the assets of Regent Communications and its direct and indirect subsidiaries and by a pledge of Regent's operating and license subsidiaries' stock. The indebtedness is also guaranteed by Regent Communications and its direct and indirect subsidiaries.

Tony Vasconcellos, Sr. Vice President and Chief Financial Officer of Regent Communications, commented, "Today's announcement increases our financial flexibility, providing us with access to up to $250 million in capital. Combined with Regent's solid balance sheet and portfolio of stations in the early stages of growth, we are in an excellent position to grow through both acquisition and internal improvements. Finally, I would like to thank the members of our syndicate group, who are all significant lenders in the media industry, for their support."

Regent Communications is a radio broadcasting company focused on acquiring, developing and operating radio stations in middle and small-sized markets. Upon the close of all announced transactions, Regent will own and operate 76 stations located in 16 markets. Regent Communications, Inc. shares are traded on the Nasdaq under the symbol "RGCI."

This press release includes certain forward-looking statements with respect to Regent Communications, Inc. for which we claim the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve certain risks and uncertainties and include statements preceded by, followed by or that include words such as "anticipate," "believe," "plan," "estimate," "expect," "intend,"

                                 Continued ...



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                                                  Regent Communications - Page 2


"project" and other similar expressions. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, such statements are influenced by our financial position, business strategy, budgets, projected costs, and plans and objectives of management for future operations. Actual results and developments may differ materially from those conveyed in the forward-looking statements based on various factors including, but not limited to: changes in economic, business and market conditions affecting the radio broadcast industry, the markets in which we operate, and nationally; increased competition for attractive radio properties and advertising dollars; fluctuations in the cost of operating radio properties; our ability to manage our growth; our ability to integrate these and other acquisitions; and changes in the regulatory climate affecting radio broadcast companies. Further information on other factors that could affect the financial results of Regent Communications, Inc. is included in Regent's filings with the Securities and Exchange Commission. These documents are available free of charge at the Commission's website at http://www.sec.gov and/or from Regent Communications, Inc.


CONTACT:
Terry Jacobs                                 John Buckley
Chairman and CEO                             Brainerd Communicators, Inc.
Regent Communications, Inc.                  212-986-6667
859-292-0030                                 buckley@braincomm.com

Tony Vasconcellos
Senior Vice President and Chief Financial Officer
Regent Communications, Inc.
859-292-0030